                                                                       EXHIBIT E

Nancie Potter Arellano, OSB #80152
areln@foster.com
Susan T. Alterman, OSB #87081
altes@foster.com
Foster Pepper & Shefelman LLP
101 S.W. Main Street, Fifteenth Floor
Portland, Oregon  97204-3223
Telephone:  (503) 221-0607
Facsimile:   (503) 221-1510

Roger D. Mellem, OSB #83134
mellr@foster.com
Foster Pepper & Shefelman PLLC
1111 Third Avenue, Suite 3400
Seattle, Washington 98101-3299
Telephone:  (206) 447-8917
Facsimile:   (206) 749-1989

         Attorneys for Defendants/
         Counterclaim and Third-Party Plaintiffs

                       IN THE UNITED STATES DISTRICT COURT

                           FOR THE DISTRICT OF OREGON

STILWELL ASSOCIATES, L.P., suing derivatively         )
on behalf of Oregon Trail Financial Corp.,            )
                                                      )
              Plaintiff,                              )
         v.                                           ) Civil No. CV01-740-JE
                                                      )
EDWARD H. ELMS, an individual, OREGON TRAIL FINANCIAL ) MEMORANDUM OF LAW IN
CORP., an Oregon corporation,                         ) SUPPORT OF DEFENDANTS/
                                                      ) COUNTERCLAIM PLAINTIFFS'
              Defendants/Counterclaim Plaintiffs and  ) AND THIRD-PARTY PLAINTIFFS'
              Third-Party Plaintiffs,                 ) MOTION TO DISMISS FOR
         v.                                           ) FAILURE TO STATE A CLAIM
                                                      )
STILWELL ASSOCIATES, L.P., a Delaware limited         )
partnership; JOSEPH STILWELL, an individual; STILWELL )
VALUE PARTNERS II, L.P., a Delaware limited           )
partnership; and STILWELL VALUE LLC, a Delaware       )
limited liability company,                            )
                                                      )
              Counterclaim and Third-Party            )
              Defendants.                             )
------------------------------------------------------

                                 I. INTRODUCTION

     This is a purported  "derivative" action by plaintiff Stilwell  Associates,
L.P.  ("Stilwell")  to compel Oregon Trail  Financial  Corp.  ("OTFC") to remove
Edward H. Elms from its Board of Directors.  As to Mr. Elms,  the complaint must be dismissed under Fed. R. Civ. P. 12(b)(6)  because,  having demanded that OTFC act against Mr. Elms,  Stilwell lost,  through waiver,  any possibility of suing him in the name of OTFC.  Stilwell's action against OTFC must be dismissed under
Fed. R. Civ. P.  12(b)(6)  because  Stilwell  has not alleged  that OTFC's Board acted  improperly  in  refusing  Stilwell's  demand and because  Stilwell  acted prematurely  in  filing  its  complaint.  Moreover,  Stilwell  has not  made any allegations of improper refusal against OTFC with the particularity  required by federal and state law.

                              II. UNDISPUTED FACTS

     The factual  background  of the parties'  dispute is set out in the Answer,
Defenses, Affirmative Defenses, Counterclaims and Third Party Claims ("Answer").
Rather than repeat the extensive discussion of the facts included in the Answer, this memorandum presents only a brief factual overview.

     On May 8, 2001,  Stilwell  delivered a letter to OTFC's  Board of Directors making  alternative  demands.  Stilwell demanded that the Board either (a) force
Mr. Elms'  resignation  from the Board on the basis that he  allegedly  perjured himself in deposition  testimony in a related  lawsuit or (b) commence an action against Mr. Elms pursuant to ORS 60.327 and 60.261 to remove him from the Board.
Stilwell  demanded a response  within 10 calendar days.  Stilwell's May 8 letter cited  no  authority  for  demanding  such an  expedited  response  and case law typically  allows  corporate  boards  several  months  to  consider  shareholder demands.

     By May 11 the Board had  established a committee  consisting of all members of the Board, other than Mr. Elms, to consider  Stilwell's demand. The committee held its first work session on May 18. The committee  sought advice from counsel and copies of all  relevant  documents.  Answer,P.  35. On May 18 the  committee reported by letter to  Stilwell's  counsel  that it needed more time to complete its investigation  and that it would meet again on May 21 for that purpose.  Id.
The committee met again on May 21.  However,  on May 22,  without  waiting for a response to its demand,  and having given the committee only 13 calendar days (9 business days) to consider the demand, Stilwell filed this derivative action.

                                  III. ARGUMENT

A.   Federal and Oregon Law Applicable to Derivative Actions in General

     A shareholder  does not have standing to sue in an individual  capacity for injury to the corporation but may sue  derivatively on behalf of the corporation to seek redress for wrongs committed  against the corporation.  In re Conduct of
Kinsey,  294 Or.  544,  660 P.2d  660  (1983).  A  derivative  proceeding  is an equitable  remedy in which a shareholder  asserts on behalf of the corporation a claim  not  belonging  to  the  shareholder,  but to the  corporation.  Ross  v.
Bernhard, 396 US 531, 534 (1970).

     Ordinarily a corporation's  management decides whether the corporation will file a lawsuit.  Before  bringing a derivative  proceeding,  a shareholder  must first make a demand on the board of  directors,  asking the  directors  to bring suit to  enforce  a claim of the  corporation,  unless  such a  demand  would be futile. Kaplan v. Peat, Marwick, Mitchell & Co., 540 A.2d 726, 730 (Del. 1988).

     The demand  requirement  gives the corporation an opportunity to rectify an alleged  wrong without  litigation or to file the suit itself.  Brehm v. Eisner,
746 A.2d 244, 255 (Del. 2000) (citing Grimes v. Donald,  673 A.2d 1207,  1216-17
(Del. 1996)).

     A  plaintiff  shareholder  filing a  derivative  action  must  allege  with particularity its efforts, if any, to obtain the action that it desires from the directors.  Fed. R. Civ. P. 23.1.  It must also allege why the directors did not take action or why the  plaintiff  failed to ask the  directors  to take action.
Similarly,  ORS 60.261(2)  provides  that the  complaint in a derivative  action
"must allege with particularity the demand made, if any, to obtain action by the board of  directors  and either  that the demand was refused or ignored or why a demand was not made."

B.   Stilwell's Demand Waives Its Claim of Futility.

     Stilwell  made a demand  on the  Board  on May 8,  2001;  on May 22,  while
Stilwell  knew that the  committee was still  investigating  Stilwell's  demand,
Stilwell sued and alleged that demand would have been futile.  But,  having made demand, Stilwell waived the right to allege that demand would have been futile.

     Although no Oregon case has interpreted  the provisions of ORS 60.261,  the
Oregon  Supreme Court  recognizes  demand as an integral part of the  derivative action procedure.  See North v. Union Savings & Loan Ass'n, 59 Or. 483, 488; 117
P. 822, 824 (1911). In addition, Oregon courts routinely look to Delaware law in addressing matters of corporate governance. See, e.g., Klinicki v. Lundgren, 298
Or. 662, 695 P.2d 906 (1985); Chiles v. Robertson, 94 Or. App. 604, 767 P.2d 903
(1989); Stringer v. Car Data Systems, Inc., 314 Or. 576, 841 P.2d 1183 (1991).

     The Delaware  Supreme Court has held that a stockholder  who makes a demand on the board of directors  waives his or her right to claim that demand would be futile.  Spiegel v.  Buntrock,  571 A.2d 767, 775 (Del.  1990);  Stotland v. GAF
Corp., 469 A.2d 421, 422 (Del.  1983). By making demand,  a shareholder  tacitly acknowledges the absence of facts to support a finding of futility. Spiegel, 571
A.2d at 775. Once demand is made,  the question of whether demand was excused or futile becomes moot.  Stotland,  469 A.2d at 422. The effect of the demand is to place  control  of the  derivative  litigation  in the  hands  of the  board  of directors. Zapata v. Maldonado, 430 A.2d 779, 784 (Del. 1981); Aronson v. Lewis,
473 A.2d 805,  811  (Del.  1984).  If the  board  refuses  to take  action,  the shareholder may sue the corporation and allege that its board improperly refused to take action. But having made demand, the shareholder may not then assert that demand would have been futile. Zapata, 430 A.2d at 784-86.

C.   Stilwell's Premature Filing Requires Dismissal of Its Complaint.

     There is no precise  rule on how much time a board must be given to respond to a demand.  A board must be given adequate time to investigate  and respond to the demand.  See, e.g.,  Nussbacher v. Continental Ill. Nat'l. Bank & Trust Co.,
518 F.2d 873, 877 (7th Cir. 1975), cert.  denied, 424 U.S. 928 (1976);  Mills v.
Esmark, Inc., 91 F.R.D. 70, 72-73 (D. Ill. 1981) (the shareholder must allow the corporation an "adequate and reasonable amount of time" to respond to the demand for relief);  see also Allison v. General Motors Corp.,  604 F. Supp. 1106, 1117
(D. Del.  1985) (two and one-half  months not adequate time for board to respond to demand);  Recchion v. Kirby,  637 F. Supp.  1309,  1319 (W.D.  Pa. 1986) (two
months not adequate time for board to respond).

     Premature  filing of a suit after demand  frustrates  the policy of Fed. R.
Civ. P. 23.1 that an individual  shareholder should not usurp the responsibility of corporate  management to decide whether and how to pursue a corporate  claim.
Weiss v. Temporary  Investment  Fund, Inc., 516 F. Supp. 665, 670 n. 13 (D. Del.
1981),  aff'd.,  692 F.2d 928 (3rd Cir.  1982)  vacated  and  remanded  on other grounds, 465 U.S. 1001 (1984). Premature filing of suits after demand is made is equivalent  to  failure  to make a demand  and  warrants  dismissal.  Allison v.
General Motors Corp., 604 F. Supp. at 1118; Mills v. Esmark,  Inc., 91 F.R.D. at
73.

     Stilwell  sued  after  giving  OTFC  13  days - just 9  business  days - to evaluate and respond to its demand.  No board or committee  could  reasonably be expected  to review the  demand,  consult  with  counsel,  carefully  review six deposition  transcripts,  and  reach  a  reasoned  result  in a  matter  of this magnitude  in just 9 business  days.  The amount of time  Stilwell  gave OTFC to review the demand was not adequate or  reasonable.  Stilwell filed its complaint prematurely.  That  precipitant act is tantamount to Stilwell's  failure to make demand at all. Stilwell's premature filing warrants dismissal of the complaint.

D.   OTFC and Elms Must Be Dismissed.

     Having  demanded that the Board proceed  against Mr. Elms,  Stilwell's sole recourse  now is to sue OTFC on the basis that its decision to reject the demand was improper,  i.e., not a proper  exercise of its business  judgment.  However,
Stilwell  sued OTFC  prematurely,  i.e.,  before OTFC  rejected the demand;  the complaint  accordingly  lacks any  allegations  of  improper  refusal.  Stilwell contends  that OTFC is liable  simply  because it "failed or refused to abide by
[Stilwell's] Demand." Complaint,P.  14. A corporation,  however, is not required to accede to every shareholder demand.  Stilwell's  conclusory  statement in its bare-bones complaint is plainly insufficient to state a claim.

     Stilwell's  real  claim  seems to be that its  should be allowed to sue Mr.
Elms  derivatively,  on behalf of OTFC, on the basis that demand on OTFC to take action "is excused because it is futile." Id. On its face  Stilwell's  complaint is legally deficient, though, because it also alleges that a demand was actually made.  Id. If many months had passed with no action or response  from the Board, then Stilwell might allege that the Board had  effectively  rejected  Stilwell's demand, or had improperly failed to consider Stilwell's demand. But in this case the undisputed facts show that the committee immediately investigated Stilwell's demand  and  was  continuing  its  investigation  when  Stilwell  rushed  to the courthouse  to file this suit.  Stilwell  had a choice:  it could make a demand, wait for a decision,  and then challenge that decision,  or it could sue without making  demand and  attempt to show that  demand  would  have been  futile.  But
Stilwell  cannot  make a demand  and then  immediately  allege  that  demand was futile.  By making its demand,  Stilwell  has conceded  that the Board  properly could  consider the issues  presented  and  exercise  its  business  judgment in deciding whether to proceed against Mr. Elms. (1)

--------

     (1)  Even if Stilwell had not waived the issue,  the complaint  still would be insufficient because it did not allege any circumstances that would support a finding of futility. Fed. R. Civ. P. 23.1 requires that such facts be stated with  particularity.  The  complaint  is silent on the issue.  Stilwell's silence on this point requires dismissal as to OTFC under even the most generous reading of the complaint.

     Fed.  R. Civ. P.  12(b)(6)  permits  dismissal  where there is a "lack of a cognizable legal theory." Robertson v. Dean Witter Reynolds, Inc., 749 F.2d 530,
534 (9th Cir. 1984);  Chang v Moon, 1992 U.S. Dist.,  LEXIS 20524, *5; Fed. Sec.
L. Rep.  (CCH)  P97,209.  The complaint  against Mr. Elms must be dismissed with prejudice, and the complaint against OTFC must be dismissed because Stilwell has not alleged with particularity any wrongful acts of the Board.

E.   It Would Be Pointless To Allow Stilwell To Amend Its Complaint Against OTFC
     To Allege That the Board's Decision To Reject the Demand Was Improper.

     As discussed above, Stilwell's complaint against Mr. Elms must be dismissed with prejudice.  The Court similarly should dismiss Stilwell's complaint against
OTFC without leave to amend.

     The business  judgment rule allows  directors to exercise  their good faith discretion in administering the affairs of the corporation,  even at the risk of an occasional bad business  decision.  See e.g., McMunn v. ML&H Lumber,  247 Or.
319, 323-24, 429 P.2d 798 (1967);  Jackson v.  Nicolai-Neppach Co., 219 Or. 560,
587,  348 P.2d 9  (1959).  Oregon  courts  decline  to  interfere  if there  are plausible business reasons for the decision that can be given credence.  Iwasaki
v. Iwasaki Bros.,  58 Or. App. 543, 547, 649 P.2d 598 (1982);  Zidell v. Zidell,
Inc., 277 Or. 413, 418-19, 560 P.2d 1086 (1977).

     Similarly,  under Delaware law,  courts will protect a board's  decision to reject a demand for action if the decision is the product of a valid exercise of business judgment. Brehm, 746 A.2d at 264 & n. 66. Directors' business decisions will  not be  disturbed  if they  can be  attributed  to any  rational  purpose.
Sinclair Oil Corp. v. Levien, 280 A.2d 717, 720 (Del. 1971).

     By  making a demand on OTFC's  Board,  Stilwell  placed in the hands of the
Board the decision of whether to bring a lawsuit to remove Mr. Elms.  To state a claim  Stilwell  must allege that the unanimous  decision of the five  directors constituting the independent  special committee to refuse to remove Mr. Elms was tainted by self-interest,  fraud or gross  negligence.  To do so, Stilwell would have to  allege  and prove  that a  majority  of the  committee  was  materially interested  in the refusal to bring a suit to remove Mr.  Elms.  Stilwell has no claim if it alleges merely that the directors' decision was substantively wrong;
it must allege how the  decision  was  improperly  tainted.  OTFC  submits  that
Stilwell cannot meet this burden.

                                 IV. CONCLUSION

     Plaintiff filed its complaint  prematurely - without giving OTFC sufficient time to respond - and for that reason alone the complaint must be dismissed.

     Plaintiff  waived any basis for  bringing a derivative  action  against Mr.
Elms by demanding  that OTFC remove Mr. Elms from the Board.  Stilwell's  demand makes its futility claim moot. Accordingly,  the complaint against Mr. Elms must be dismissed with prejudice.

     The complaint  against OTFC must be dismissed  because  plaintiff  fails to allege that OTFC's directors  improperly  refused  plaintiff's  demand that OTFC force Mr. Elms to resign or sue him to force removal.  Accordingly,  plaintiff's claim against OTFC must be dismissed, and it should be dismissed with prejudice.

     RESPECTFULLY SUBMITTED this 26th day of June, 2001.

                                          /s/ Susan T. Alterman for
                                          -------------------------------------
                                          Nancie Potter Arellano, OSB #80152
                                          Susan T. Alterman, OSB #87081
                                          Foster Pepper & Shefelman LLP
                                          101 S.W. Main Street, Fifteenth Floor
                                          Portland, Oregon  97204-3223
                                          Telephone:  (503) 221-0607
                                          Facsimile:   (503) 221-1510

                                          Roger D. Mellem, OSB #83134
                                          Foster Pepper & Shefelman PLLC
                                          1111 Third Avenue, Suite 3400
                                          Seattle, Washington 98101-3299
                                          Telephone:  (206) 447-8917
                                          Facsimile:   (206) 749-1989